Exhibit 99.1

News Release

LCA-Vision Reports Third Quarter Financial Results

CINCINNATI (October 30, 2012) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and nine months ended September 30, 2012.

Third Quarter 2012 Financial and Operating Highlights (all comparisons are with the third quarter of 2011)

•	Revenues were $20.0 million compared with $21.8 million; adjusted revenues were $19.5 million compared with $20.8 million.

•	Procedure volume was 11,510 procedures versus 12,444 procedures.

•

Operating loss narrowed to $3.7 million from $4.1 million; adjusted operating loss narrowed to $4.2 million from $5.0 million. The improvement reflects a decrease in variable costs, lower general and administrative costs and a decrease in spending on marketing and advertising, offset partially by costs incurred in connection with the company’s business expansion initiatives.

•	Marketing cost per eye was $417 compared with $426.

•	Net loss was $3.5 million, or $0.19 per share, compared with a net loss of $3.8 million, or $0.20 per share.

Year-to-Date 2012 Financial and Operating Highlights (all comparisons are with the first nine months of 2011)

•	Revenues increased 3.6% to $81.3 million from $78.5 million; adjusted revenues increased 5.6% to $79.3 million from $75.1 million.

•	Procedure volume increased 3.4% to 46,912 procedures from 45,382 procedures.

•

Operating loss was $3.3 million, a $1.6 million improvement from an operating loss of $4.9 million; adjusted operating loss was $5.2 million, a $2.8 million improvement from an adjusted operating loss of $8.0 million. The improvement reflects higher procedure revenue, lower variable costs, a decrease in general and administrative expenses and a decline in depreciation expense, offset partially by higher spending on marketing and advertising and costs incurred in connection with the company’s business expansion initiatives.

•	Marketing cost per eye was $390 compared with $391.

•	Net loss was $2.9 million, or $0.15 per share, a $1.6 million improvement from a net loss of $4.5 million, or $0.24 per share.

•

Cash and investments totaled $34.9 million as of September 30, 2012, compared with $44.8 million as of December 31, 2011. The cash and investment balance for the first nine months of 2012 was impacted primarily by $4.0 million of payments to retire all outstanding debt, $2.3 million of investment in developing the cataract services business, and $5.7 million of changes in working capital, offset partially by $2.1 million of cash sources from other activity.

The company provides adjusted revenues and operating income and loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income and loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“Following four consecutive quarters of procedure volume increases, the third quarter revenue decline resulting from lower procedure volume is disappointing,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “We were up against a difficult comparison from the third quarter of 2011 in which same-store procedure volume increased 18% from the prior year. We also were challenged by continued cautious consumer spending, as well as by factors specific to our direct-to-consumer marketing model that made it difficult to get our advertising messages heard.

“Both revenues and procedure volume increased for the first nine months of 2012 compared with the prior year. At the same time we reduced our expenses through cost-management measures,” added Celebrezze. “However, the current environment is challenging and we face a tough comparison with the fourth quarter of 2011 in which year-over-year procedure volume increased by 30%.”

LCA-Vision Chief Operating Officer David L. Thomas said, “Our average price per procedure for the third quarter increased by $22 from the prior year to $1,690, even with the $500-discount promotion we offered for the majority of the quarter. We employed a comprehensive market-by-market review of competitive pricing and price sensitivity, which allowed us to adjust our pricing in many LasikPlus® markets without impacting demand. Our operational metrics for the quarter were strong due to our ability to convert prospects to treated patients.

“We limited our marketing spend for the third quarter as we believed the obstacles to attracting prospective patients made the costs to do so prohibitively high,” explained Thomas. “Among the actions we are taking to support patient acquisition are optimizing our messaging for current market conditions following insightful market research that we conducted earlier this month and continuing the $500-discount promotion through mid-November. We will open a satellite LasikPlus® vision center in Chicago during the fourth quarter to leverage our marketing spending in that market. The satellite center will perform pre-operative and post-operative exams, providing added convenience for patients who live considerable distances from our full-service LasikPlus® vision centers in that market. Additionally, we are establishing a network of optometrists and other eye-health professionals to co-manage their laser vision correction and cataract patients for patient convenience. We currently have more than 100 partner doctors in our network.”

The company offered cataract surgery and implantable collamer lens procedures in seven markets under the Visium Eye Institute™ brand during the third quarter. The company is on track to expand its Visium centers to 10 by the end of 2012.

Near-term Financial Outlook

LCA-Vision intends to continue to manage expenses conservatively in 2012; its plans and outlook for the remainder of 2012 include:

•	The company does not plan to open any new full service vision centers in the near term. The company intends to test the value of satellite vision centers in certain established LasikPlus® markets.

•	The company anticipates an improvement in price per procedure from the 2011 average of $1,655.

•	The company expects capital expenditures for cataract-related equipment and other capital needs to be between $1.2 million and $1.5 million.

•	For the fourth quarter of 2012, the company expects marketing and advertising expenses to be between $5.0 million and $5.5 million.

The company estimates that the number of procedures companywide required for its laser vision correction business to achieve breakeven free cash flow is approximately 68,000 per year. The company expects to incur start-up losses and capital investment during the expansion phase for its cataract business.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 35324861.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract and intraocular lens (IOL) market; additional regulatory requirements, such as for Medicare, related to cataract and IOL procedures; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 53 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-9292	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$31,186	$18,568
Short-term investments	2,804	25,311
Patient receivables, net of allowances of $1,034 and $1,035, respectively	2,998	2,366
Other accounts receivable, net	2,043	1,974
Prepaid expenses and other	3,210	4,254

Total current assets	42,241	52,473

Property and equipment, net	7,788	10,637
Long-term investments	923	902
Patient receivables, net of allowances of $705 and $634	1,177	769
Other assets	777	1,652

Total assets	$52,906	$66,433

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$5,443	$8,103
Accrued liabilities and other	11,283	12,175
Deferred revenue	1,229	2,516
Debt obligations maturing within one year	—	2,978

Total current liabilities	17,955	25,772

Long-term insurance reserves, less current portion	5,988	6,264
Long-term debt obligations, less current portion	—	1,026
Other long-term liabilities	4,164	7,106

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,024,305 and 18,858,147 shares outstanding, respectively)	25	25
Contributed capital	178,818	177,287
Common stock in treasury, at cost (6,267,332 shares and 6,433,490 shares, respectively)	(111,658)	(112,910)
Accumulated deficit	(43,166)	(38,720)
Accumulated other comprehensive income	780	583

Total stockholders’ investment	24,799	26,265

Total liabilities and stockholders’ investment	$52,906	$66,433

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(Amounts in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$20,009	$21,790	$81,298	$78,489

Operating costs and expenses
Medical professional and license fees	4,648	5,181	19,139	19,236
Direct costs of services	10,068	10,461	33,477	31,931
General and administrative expenses	3,037	3,586	10,151	10,577
Marketing and advertising	4,803	5,305	18,283	17,730
Depreciation	1,223	1,458	3,743	4,346
Impairment and restructuring charges	10	—	47	56

	23,789	25,991	84,840	83,876
Gain on sale of assets	33	99	221	498

Operating loss	(3,747)	(4,102)	(3,321)	(4,889)

Net investment income and other	220	334	498	492

Loss before taxes on income	(3,527)	(3,768)	(2,823)	(4,397)

Income tax expense	22	32	70	149

Net loss	$(3,549)	$(3,800)	$(2,893)	$(4,546)

Loss per common share
Basic	$(0.19)	$(0.20)	$(0.15)	$(0.24)
Diluted	$(0.19)	$(0.20)	$(0.15)	$(0.24)

Weighted average shares outstanding
Basic	19,017	18,838	18,968	18,798
Diluted	19,017	18,838	18,968	18,798

Comprehensive loss	$(3,360)	$(4,112)	$(2,696)	$(4,792)

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine months ended September 30,
	2012	2011
Cash flow from operating activities:
Net loss	$(2,893)	$(4,546)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,743	4,346
Provision for loss on doubtful accounts	704	554
Loss on sale of investments	8	9
Impairment charges	37	—
Gain on sale of assets	(221)	(498)
Stock-based compensation	1,531	1,259
Insurance reserve	(318)	(223)
Changes in operating assets and liabilities:
Patient accounts receivable	(1,719)	(754)
Other accounts receivable	(60)	138
Prepaid expenses and other	870	896
Accounts payable	(2,660)	(1,311)
Deferred revenue, net of professional fees	(1,838)	(3,094)
Accrued liabilities and other	(2,144)	771

Net cash used in operations	(4,960)	(2,453)

Cash flow from investing activities:
Purchases of property and equipment	(973)	(869)
Proceeds from sale of assets	283	1,252
Purchases of investment securities	(39,659)	(137,480)
Proceeds from sale of investment securities	62,064	142,716

Net cash provided by investing activities	21,715	5,619

Cash flow from financing activities:
Principal payments of loan	(4,004)	(2,563)
Shares repurchased for treasury stock	(357)	(288)
Proceeds from exercise of stock options	57	23

Net cash used in financing activities	(4,304)	(2,828)

Net effect of exchange rate changes on cash and cash equivalents	167	(143)

Increase in cash and cash equivalents	12,618	195

Cash and cash equivalents at beginning of period	18,568	19,350

Cash and cash equivalents at end of period	$31,186	$19,545

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income and loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Reported U.S. GAAP	$20,009	$21,790	$81,298	$78,489
Adjustments
Amortization of prior deferred revenue	(555)	(1,031)	(2,043)	(3,437)

Adjusted revenues	$19,454	$20,759	$79,255	$75,052

Operating Loss

Reported U.S. GAAP	$(3,747)	$(4,102)	$(3,321)	$(4,889)
Adjustments
Amortization of prior deferred revenue	(555)	(1,031)	(2,043)	(3,437)
Amortization of prior professional fees	56	103	204	344

Adjusted operating loss	$(4,246)	$(5,030)	$(5,160)	$(7,982)

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